Exhibit 99.2

ENSERVCO Promotes Rick Kasch to CEO

DENVER, CO – April 17, 2014 – ENSERVCO Corporation (NYSE MKT: ENSV), a provider of well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced Rick Kasch has been promoted to chief executive officer. Kasch assumes the position from Mike Herman, ENSERVCO’s founder and largest shareholder, who will continue in his role as chairman.

Kasch has been an executive with ENSERVCO and its predecessors since 2006, when he and Herman launched the Company through the acquisition of a small, regional fluid heating business. Since then, Kasch has held the positions of chief financial officer, chief operating officer and president; and the Company has grown into one of the nation’s largest providers of frac water heating, well acidizing and hot oiling services. Kasch and Austin Peitz, vice president of field operations, have directed ENSERVCO’s expansion into seven major domestic oil and gas basins. The Company now serves more than 300 customers, including many of the nation’s largest exploration and production companies.

Herman said, “Rick is a talented and insightful executive who has been instrumental in ENSERVCO’s growth over the past eight years. I am extremely confident in his strategic vision and leadership abilities, and look forward to working closely with him from my position as chairman as we pursue the ongoing expansion of the Company.”

Kasch said, “Less than 10 years ago, Mike established a strategy for building a competitive, fast-growing business within the domestic oil and gas services industry. It has been a privilege helping him execute that strategy. We will continue to collaborate as we pursue a range of organic and external growth opportunities. Demand for our services remains very strong in both existing and prospective service territories, and I believe we are well positioned to maintain a strong growth trajectory for the foreseeable future.”

Herman also is chairman and interim CEO of publicly traded Pyramid Oil Company, a California-based exploration and production company.

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO has emerged as one of the energy service industry's leading providers of hot oiling, acidizing, frac-water heating and fluid management services. The Company owns and operates a fleet of more than 230 specialized trucks, trailers, frac tanks and related well-site equipment. ENSERVCO serves customers in seven major domestic oil and gas fields, and operates in Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in a Form 10-K filed on March 20, 2014. It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO. ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contact:

Pfeiffer High Investor Relations, Inc.

Geoff High

Phone 303-393-7044

Email: geoff@pfeifferhigh.com

Web: www.pfeifferhigh.com